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                                                                 Exhibit (g)1.15

                               LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA 02105

Dear Sirs:

Pursuant to Section 14 of the Custodian Agreement between Frank Russell Investment Company ("FRIC") and State Street Bank and Trust Company, dated October 31, 1988, FRIC advises you that it is creating two new funds to be named Select Growth Fund and Select Value Fund (each, a "Fund"). FRIC desires for State Street Bank and Trust Company to serve as Custodian with respect to each Fund pursuant to the terms and conditions of the Custodian Agreement. The fees to be charged by the Custodian to each Fund in return for its services are contained in the current fee schedule to the Custodian Agreement.

Please indicate your acceptance to act as Custodian to each Fund by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY



By:_________________________________
   Lynn L. Anderson
   President


Accepted this _____ day of ______________, 2000.



STATE STREET BANK AND TRUST COMPANY


By:_________________________________
Its:________________________________